EXHIBIT 11


CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS
(In Thousands, Except Per Share Data)

____________________________________________________________________________
                                                    Three Months to March 31
                                                         1996         1995
____________________________________________________________________________
EARNINGS (LOSS) PER SHARE OF COMMON STOCK, as Shown on the Consolidated Statement of Income

  Net income (loss)...............................     $180,800     $(21,396)
                                                       ________     ________

  Average common shares outstanding...............       94,028       93,045
                                                       ________     ________

    Earnings (loss) per share of common stock.....     $   1.92     $   (.23)
                                                       ========     ========


PRIMARY EARNINGS (LOSS) PER SHARE

  Net income (loss)...............................     $180,800     $(21,396)
                                                       ________     ________

  Average common shares outstanding...............       94,028       93,045
  Incremental shares resulting from
    assumed exercise of stock options.............          241           22
                                                       ________     ________
  Average common shares, as adjusted..............       94,269       93,067
                                                       ________     ________

    Primary earnings (loss) per share.............     $   1.92(1)  $   (.23)(2)
                                                       ========     ========


FULLY DILUTED EARNINGS (LOSS) PER SHARE

  Net income (loss)...............................     $180,800     $(21,396)
  Interest on 7 1/4% Convertible Subordinated
    Debentures, net of tax effect.................        2,924        2,974
                                                       ________     ________
  Net income (loss), as adjusted..................      183,724      (18,422)
                                                       ________     ________

  Average common shares outstanding...............       94,028       93,045
  Incremental shares resulting from
    assumed exercise of stock options.............          241           64
  Shares issuable from assumed conversion of
    7 1/4% Convertible Subordinated Debentures....        4,559        4,559
                                                       ________     ________
  Average common shares, as adjusted..............       98,828       97,668
                                                       ________     ________

    Fully diluted earnings (loss) per share.......     $   1.86     $   (.19)(2)
                                                       ========     ========
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Notes:
(1) This calculation is submitted in accordance with Regulation S-K
    Item 601(b)(11) although not required by footnote 2 to paragraph
    14 of APB Opinion No. 15 because it results in dilution of less than 3%.
(2) This calculation is submitted in accordance with Regulation S-K
    Item 601(b)(11) although it is contrary to either paragraph 30 or 40 of APB Opinion No. 15 because the assumed exercise of stock options and/or the assumed conversion of the 7 1/4% Convertible
    Subordinated Debentures produce an antidilutive result.